NEWS RELEASE

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

Glatfelter Acquires
Metallised Products Limited

YORK, PA, November 30, 2007 – Glatfelter (NYSE: GLT) announced today that it acquired Metallised Products Limited (“MPL”), a $53 million, privately held United Kingdom based company. Under the terms of the agreement, Glatfelter purchased the stock of MPL for $7.2 million cash and it extinguished $6.0 million of MPL debt at the closing. The purchase price is subject to adjustments based on working capital and other factors. The acquisition will be financed from existing cash balances.

The facility is located in Caerphilly, United Kingdom and manufactures a variety of metallized paper products for consumer and industrial applications. MPL employs approximately 165 employees and its fiscal 2007 revenues were approximately $53.4 million. Glatfelter expects the acquisition to be neutral to earnings in 2008 and slightly accretive in 2009.

“This transaction is a unique opportunity to expand our growth platform in metallized products and supports our vision of becoming the global supplier of choice in specialty papers and engineered products,” said George H. Glatfelter II, Glatfelter’s Chairman and Chief Executive Officer. “The acquisition demonstrates our commitment to the metallized paper segment, creates a major increase in European production scale, and supports revenue and margin growth in these high value niche markets”.

Glafelter plans to integrate the MPL operations (Glatfelter Caerphilly) into the Composite Fibers Business Unit which is led by Martin Rapp, Vice President and General Manager.

About Glatfelter

Headquartered in York, Pennsylvania, Glatfelter is a global manufacturer of specialty papers and engineered products. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, Ohio, with a sales office in Pisgah Forest, NC. International operations include facilities in the United Kingdom, Germany, France and the Philippines with a representative office in China. Glatfelter’s common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

-

Caution Concerning Forward-Looking Statements

This document includes certain “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Although the Company makes such statements based on assumptions that it believes to be reasonable, there can be no assurance that actual results will not differ materially from the Company’s expectations. Actual results may differ materially from these expectations due to changes in, among others, industry conditions, demand for or pricing of its products; risks associated with integrating acquisitions; global political, economic, business, competitive and market conditions; tax legislation; growth strategies and cost reduction initiatives; orderly execution of regularly scheduled maintenance outages; environmental matters surrounding the former Neenah facility and former Ecusta Division; successful execution of the Timberland Strategy with acceptable market conditions; and other factors. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission.